Exhibit (a)(1)(I)

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[LOGO]

Stock Option Exchange Program

January 6, 2006

Today’s Meeting

•                  Glossary of Terms

•                  Why offer an option exchange program?

•                  Choosing to participate

•                  How the exchange process works

•                  Vesting of restricted stock rights

•                  Stock Option Summary examples

•                  Key terms of restricted stock rights

•                  Pros and cons

•                  Tax implications

•                  Resources

•                  Important dates

•                  Questions

[LOGO]	[GRAPHIC]

Glossary of Terms

•                  Exercise Price or Strike Price - The dollar amount per share required to exercise your option to purchase shares

•                  Restricted Stock Rights (RSRs) – Refers to restricted shares or restricted stock units (RSUs)

•                  Restricted Stock Unit (RSU) - The right to receive shares of stock on a future date, subject to vesting criteria

•                  Restricted Shares – An award of shares of Company stock held in your name, subject to restrictions and vesting criteria. During the restriction period, you may exercise voting rights over the shares you hold, but may not sell or transfer them. You will forfeit your rights to the shares if the vesting criteria are not met. Restrictions and forfeiture provisions are removed when vesting conditions are met.

•                  Stock Options - The right to purchase shares of stock at a specified price for a specified period, regardless of the actual market price of the stock at the time the option is exercised

•                  Vesting - Rules that govern how long you must wait to :

•                  Exercise your stock options, (i.e. you must wait one year or more), or

•                  Become eligible to receive unrestricted shares of stock under a restricted stock right

Why offer an option exchange program?

•                  Retain and motivate employees to contribute to Zoran’s future growth and success

•                  Restore incentives for those of you currently holding underwater stock options

•                  Maintain competitive employee compensation programs

•                  Reduce the current “overhang,” or number of shares subject to outstanding stock options as a percentage of our total outstanding shares, in order to improve our ability to continue offering new stock incentives

•                  Better align your interests with those of our stockholders

What the exchange program means to you

•                  Zoran is offering you a choice to keep or exchange your current stock options

•                  Eligible employees holding options with an exercise price more than the greater of $20.00 or closing sale price of Zoran common stock reported on the Nasdaq National Market on date the offer expires may voluntarily elect to:

Keep Stock Options

•                                          Keep the current stock option grants including the current exercise price and vesting provisions

Exchange Stock Options

•                                          Surrender any or all eligible stock option grants and receive new restricted stock rights

•                                          Stock options are exchanged on a grant-by-grant basis (no partial exchanges of eligible grants are allowed)

•                                          Restricted stock rights (RSRs) will have an individual exchange ratio for each option

•                                          Restricted stock rights will be awarded either as restricted shares or as RSUs, depending on your location.  U.S. employees will generally receive restricted shares.

IF you choose to participate…

•                  You may exchange one or more of your eligible stock option grants

•                  You must tender the entire outstanding, unexercised portion of a stock option grant.  Partial option grants cannot be accepted for exchange.

•                  You will receive a personalized stock option summary, called an  “Individual Statement of Options,” that lists your potentially eligible options and the exchange ratios associated with each option.

•                  Review the Offer to Exchange

•                  Review the current market price for our common stock on NASDAQ

•                  Review the “2005 Plan” and the applicable form of restricted stock rights agreement for more information

•                  Complete, sign, date and return the form “Letter of Transmittal” by February 6, 2006

IF you choose not to participate…

•                  Your outstanding stock options will remain outstanding, according to the terms under which they were granted

•                  You will not receive restricted stock rights

IF you change your mind…

•                  If you choose to withdraw your participation in the program:

•                  Complete, sign, date and return the form “Notice of Withdrawal” by February 6, 2006

•                  You will incur no penalty for choosing to withdraw

How the stock option exchange process works

•                  The Offer to Exchange began January 6, 2006 and will end February 6, 2006 at 9:00 p.m. Pacific Time

•                  If you choose to participate in the stock option exchange program, you will receive fewer RSRs than your exchanged stock options.

•                  The number of shares under a grant of RSRs will be determined by dividing the total number of shares under an option grant you surrender by the exchange ratio for that grant

Eligible
Stock Options

Options
You Elect to
Exchange

Awards
Granted

How will my new restricted stock rights vest?

•                  Vesting of the restricted stock rights will depend on the grant date and the vesting schedule of the eligible stock options you elect to exchange

•                  The vesting schedule is as follows:

Remaining Vesting Period of Eligible Stock Option as of Date of Cancellation	Total Vesting Period of Restricted Stock Rights	Percentage of RSRs Vested Semi-Annually*

2 years or less	2 years	25%

Greater than 2 years but not greater than 3 years	3 years	16 2/3%

Greater than 3 years	4 years	12 1/2%

The specific vesting period applicable to your restricted stock rights is set forth in the personalized option summary you have already received.

*Restricted stock rights will vest semi-annually on the six-month anniversary of the date of grant of the RSR award.

Stock Option Summary Example

Personalized Option Summary

Option Number	Option Exercise Price	Option Grant Date	Option Expiration Date	Unexercised Option Shares	Exchange Ratio(1)	Number of RSRs Granted in Exchange(2)	New RSR Vesting Period (Years)	Example Valuation of RSRs Granted(3)	Example “Break - Even” Share Price(4)
12345	$27.3333	7/28/2000	7/28/2010	1,000	6.27	159	2	$2,771	$32.66
67890	$23.8149	1/26/2001	1/26/2011	1,000	5.60	178	2	$3,094	$29.10
54321	$23.9100	8/11/2003	8/11/2013	1,000	4.61	217	2	$3,723	$30.62

(1)          The ratio of eligible stock options exchanged to restricted stock rights to be granted. This ratio will generally be between 4:1 and 8:1

(2)          The number of restricted stock rights that would be granted in exchange for each outstanding option award

(3)          U.S. dollar value calculated based on an assumed Zoran Corporation common stock price of $17.00 per share

(4)          The price that Zoran common shares would need to reach by the option expiration date to result in an option profit greater than the grant-date value of the restricted stock rights (based on the example of $17 per share Zoran common stock price) that you would receive in exchange for the outstanding stock option award

Comparing the value of new grants of restricted stock rights

•                  The value of your new restricted stock rights will depend on the exchange ratio of your surrendered eligible options and the market price of Zoran’s stock, which will vary over time

•                  This exchange ratio varies with the exercise price and the remaining term of your options eligible for exchange

Option Number	Option Exercise Price	Option Grant Date	Option Expiration Date	Unexercised Option Shares	Exchange Ratio(1)	Number of RSRs Granted in Exchange(2)	New RSR Vesting Period (Years)	Example Valuation of RSRs Granted(3)	Example “Break- Even” Share Price(4)
12345	$27.3333	7/28/2000	7/28/2010	1,000	6.27	159	2	$2,771	$32.66
67890	$23.8149	1/26/2001	1/26/2011	1,000	5.60	178	2	$3,094	$29.10
54321	$23.9100	8/11/2003	8/11/2013	1,000	4.61	217	2	$3,723	$30.62

How do I determine the crossover point?

•                  In addition to the information in your Individual Statement of Options, an option exchange modeling tool is available for your use on SharePoint

Zoran Share Price at the Date of Exchange: $17.00

Grant Date (Enter in Format: mm/dd/yyyy)	Option Price (Enter in Format: $ xx.xxxx)	Number of Unexercised Options Outstanding as this Price	Remaining Term of your Outstanding Stock Options (in Years)	Exchange Ratio (Options Exchange per Restricted Stock Right Granted)	Number of Restricted Stock Rights Received upon Exchange	Grant-Date Value of Restricted Stock Rights Received upon Exchange(1)	“Break-Even” Share Price(2)	Annualized Share Price Growth Rate Required for Break Even(3)
7/28/00	$27.3333	1,000	4.56	6.13	163	$2,771	$32.66	15.4%
1/26/01	$23.8149	1,000	5.06	5.50	182	$3,094	$29.11	11.2%
8/11/03	$23.9100	1,000	7.61	4.56	219	$3,723	$30.61	8.0%
Totals		3,000			564	$9,588

(1)          Value calculated at the Zoran Share Price at the Date of Exchange entered above.

(2)          The price that Zoran common shares would need to reach by the option expiration date to result in an option profit equal to the value, on the same date, of the restricted stock rights that would be granted in exchange for the option award.

(3)          The annualized rate of growth in the price of Zoran shares required to reach the “break-even” share price at the end of the remaining term of the stock options, calculated based on the Zoran Share Price at the Date of Exchange entered above.

Key terms of the new restricted stock rights

•                  New restricted stock rights will have an average exchange ratio of 5 options to 1 restricted stock right.  Exchange ratios generally vary between 4 options to 1 restricted stock right and 8 options to 1 restricted stock right.

•                  Vesting of the restricted stock rights will depend on the vesting schedule of the eligible options that you exchange

Pros and cons of keeping your stock options

PROS

•                  Opportunity for greater appreciation if options are ever “in-the-money”

•                  Keep your current stock option vesting status

CONS

•                  At an exercise price of more than $20.00, Zoran stock must appreciate significantly prior to the options’ expiration dates to equal the grant-date value of the new restricted stock rights

•                  Restricted stock rights will have value if Zoran’s stock price remains constant or declines, while the share price must increase for options to have value

Pros and cons of exchanging your stock options

PROS

•                  Restricted stock rights will have value even if Zoran’s stock price remains constant or declines, while the share price must increase for options to have value

•                  Ownership in the company creates an opportunity to reap financial rewards if stock appreciates

•                  Exchanging options for restricted stock rights minimizes current “overhang” and can improve our ability to grant stock incentives in the future

•                  Eligible options do not need to be vested to qualify for participation in the offer

CONS

•                  Restricted stock rights require a minimum of two years for full vesting—even if the stock options you surrender are fully vested

•                  You will receive fewer shares in your award of restricted stock rights than the number of option shares you exchange, so you will receive appreciation in the value of fewer shares than you would have had you retained your stock options and they were ever “in-the-money”

U.S. Tax implications

•                  The tax implications of the option exchange program depend on your country of residence

•                  We believe that U.S. employees will incur no immediate U.S. federal income tax consequences as a result of either electing to retain your eligible options or electing to exchange eligible options for restricted stock rights

•                  Employees of other jurisdictions should refer to the “Guide to International Issues” (appendix C), included in the Offer to Exchange

•                  U.S. taxpayers will recognize ordinary income when restricted shares become vested

•                  More information regarding tax implications due to the exchange can be found in the Offer to Exchange posted on SharePoint

•                  You are urged to consult tax and financial advisors before participating in the exchange program

Resources for additional information

Document	Description

Offer to Exchange (Available on SharePoint)

This document contains the complete terms and conditions of the offer (includes a list of common questions and answers regarding the exchange program). All other documents are qualified in their entirety by the actual terms of the offer described in the Offer to Exchange.

Individual Statement of Options (Delivered to your work location)	Document that lists all of your option grants eligible for exchange and provides the exchange ratios and number of restricted stock rights that would be granted in exchange for each option.
Letter of Transmittal (Delivered to your work location)	Letter that you must sign and return to Zoran to participate in the offer.
Notice of Withdrawal (Delivered to your work location)	Notice that you must sign and return to Zoran if you wish to withdraw from the program any options you previously elected to exchange.
Announcement of Option Exchange Offer (Delivered by Email)	An introductory announcement that provides an overview of the exchange program.
2005 Equity Incentive Plan (Available on SharePoint)	The company stock plan under which the restricted stock rights will be granted. All restricted stock rights are governed by the terms of this plan.
Restricted Stock Rights Agreement (Available on SharePoint)	Document that contains the terms of the restricted stock rights: Restricted Stock Agreement or Restricted Stock Units Agreement.

Important dates related to the exchange offer

Event	Date

Initial date of Offer to Exchange	January 6, 2006

End of Offer to Exchange Period	February 6, 2006

Approximate grant date of restricted stock rights	February 7, 2006

The choice to exchange stock options is yours

•                  Participation in this offer is voluntary and there are no penalties for electing not to participate. You must make your own decision as to whether or not to exchange your eligible options.

•                  This presentation is intended to provide you an overview of key concepts.  We encourage you to thoroughly review the information contained in the “Offer to Exchange” document  when evaluating the option exchange program

•                  You may wish to consult with your own advisors, including your tax advisor, before making any decisions regarding the offer.

Actions to take

•                  If you choose to keep your current stock options, do nothing and your options will remain the same

•                  If you elect to exchange your stock options:

•                  Complete and sign the Letter of Transmittal

•                  Submit the Letter of Transmittal as directed, by February 6, 2006

•                  If you choose to withdraw your participation in the program:

•                  Complete and submit the Notice of Withdrawal by February 6, 2006

Thank you for attending!

•                  Thank you for attending this presentation. While securities law prevent us from answering questions relating to your specific circumstance, your moderator can show you where your questions may be answered in the offer to exchange document

•                  You may also direct questions about the offer to: optionexchange@zoran.com

•                  For additional copies of the materials visit the SharePoint site at http://znet.zoran.com/C18/OEProgram/default.aspx

•                  For additional copies of the “Letter of Transmittal” or “Notice of Withdrawal” forms, send an e-mail to optionexchange@zoran.com